Exhibit 3.20

OPERATING AGREEMENT FOR ADESA CALIFORNIA, LLC

A. THIS OPERATING AGREEMENT is entered into as of January 1, 2004 by ADESA CORPORATION, an Indiana Corporation (the “Initial Member”).

B. The Initial Member has formed a limited liability company under the Beverly-Killea Limited Liability Company Act. The Limited Liability Company Articles of Organization–Conversion (the “Articles of Organization-Conversion”) of the Company filed with the California Secretary of State on January 1, 2004 are hereby adopted and approved by the Member.

C. The Member enters into this Agreement to form provide for the governance of the Company and the conduct of its business, and to specify its rights and obligations.

NOW THEREFORE, the Member agrees as follows:

ARTICLE I

DEFINITIONS

Capitalized terms used in this Agreement have the meanings specified in this Article or elsewhere in this Agreement and when not so defined shall have the meanings set forth in California Corporations Code §17001.

1.1 “Act” means the Beverly-Killea Limited Liability Company Act (California Corporations Code §§17000-17655), including amendments from time to time.

1.2 “Agreement” means this operating agreement, as originally executed and as amended from time to time.

1.3 “Articles of Organization-Conversion” is defined in Recital B above.

1.4 “Assignee” means a Person who has acquired the Member’s Economic Interest in the Company, by way of a Transfer in accordance with the terms of this Agreement, but who has not become a Member.

1.5 “Assigning Member” means the Member who by means of a Transfer has transferred an Economic Interest in the Company to an Assignee.

1.6 “Available Cash” means all net revenues from the Company’s operations, including net proceeds from all sales, refinancings, and other dispositions of Company property that the Member, in its sole discretion, deems in excess of the amount reasonably necessary for the operating requirements of the Company, including debt reduction and Reserves.

1.7 “Capital Contribution” means the amount of the money and the Fair market value of any property (other than money) contributed to the Company (net of liabilities secured by such contributed property that the Company is considered to assume or take “subject to” under Code §752) in consideration of the Membership Interest held by the Member.

1.8 “Capital Event” means a sale or disposition of any of the Company’s capital assets, the receipt of insurance and other proceeds derived from the involuntary conversion of Company property, the receipt of proceeds from a refinancing of Company property, or a similar event with respect to Company property or assets.

1.9 “Code” means the Internal Revenue Code of 1986, as amended, and any successor statute, and all regulations promulgated thereunder.

1.10 “Company” means the company formed pursuant to this Agreement.

1.11 “Economic Interest” means the Member’s right to share in the income, gains, losses, deductions, credit or similar items of, and to receive distributions from, the Company, but does not include any other rights of the Member, including the right to vote or to participate in management.

1.12 “Encumbrance” means, with respect to the Membership Interest, or any element thereof, a mortgage, pledge, security interest, lien, proxy coupled with an interest, option, or preferential right to purchase.

1.13 “Initial Member” is defined in Recital A above.

1.14 “Member” means the Initial Member, or a Person who acquires a Membership Interest.

1.15 “Membership Interest” means the Member’s rights in the Company, collectively, including the Member’s Economic Interest, any right to Vote or participate in management, and any right to information concerning the business and affairs of the Company.

1.16 “Notice” means a written notice required or permitted under this Agreement. A notice shall be deemed given: On the date shown on the return-receipt when deposited, as certified mail with return-receipt requested, postage and fees prepaid, in the United States mail; on the first business day after delivery to Federal Express, United Parcel Service, DHL WorldWide Express, or Airborne Express, for overnight delivery, charges prepaid; when personally delivered to the recipient; or when transmitted by facsimile (if during regular business hours of the recipient, otherwise on the next business day), and such transmission is electronically confirmed as having been successfully transmitted.

1.17 “Person” means an individual, partnership, limited partnership, trust, estate, association, corporation, limited liability company, or other entity, whether domestic or foreign.

1.18 “Reserves” means the aggregate of reserve accounts that the Member, in its sole discretion, deems reasonably necessary to meet accrued or contingent liabilities of the Company, reasonably anticipated operating expenses, and working capital requirements.

1.19 “Transfer” means, with respect to a Membership Interest, any sale, assignment, gift, transfer, Encumbrance, or other disposition, directly or indirectly.

1.20 “Vote” means a written consent or approval, a ballot cast at a meeting, or a voice vote.

ARTICLE II

ARTICLES OF ORGANIZATION-CONVERSION

2.1 The Articles of Organization-Conversion were filed with the California Secretary of State on January 1, 2004, File Number             .

2.2 The name of the Company is “ADESA California, LLC”.

The principal executive office of the Company shall be at 310 East 96th Street, Suite 400, Indianapolis, Indiana 46240. After March 31, 2004, the principal executive office of the Company shall be at 13085 Hamilton Crossing Boulevard, Carmel, IN 46032 or such other place or places as may be determined by the Member from time to time.

2.3 The initial agent for service of process on the Company shall be CT Corporation. The Member may from time to time change the Company’s agent for service of process.

2.4 The Company has been formed for the purposes set forth in the Articles of Organization-Conversion.

2.5 The Member intends the Company to be a limited liability company under the Act. The Member shall not take any action inconsistent with this express intent.

2.6 The term of existence of the Company shall commence on the effective date of filing of Articles of Organization-Conversion with the California Secretary of State, and shall continue until terminated by the provisions of this Agreement or as provided by law.

2.7 The names and address of the Initial Member is ADESA Corporation, 310 East 96th Street, Suite 400, Indianapolis, Indiana 46240. After March 31, 2004, the address of the Initial Member shall be at 13085 Hamilton Crossing Boulevard, Carmel, IN 46032.

2.8 The Member shall be the manager of the Company.

ARTICLE III

CAPITAL AND CAPITAL CONTRIBUTIONS

3.1 The Initial Member shall make the Capital Contribution as set forth in Exhibit “A”. If the Member fails to make the initial Capital Contribution within thirty (30) days after the effective date of this Agreement, then this Agreement shall be of no force or effect.

3.2 The Member shall not be required to make any additional Capital Contributions to the Company.

3.3 The Member shall not be entitled to withdraw any part of its Capital Contribution or to receive any distributions, whether of money or property, from the Company, except as provided in this Agreement.

3.4 No interest shall be paid on the Capital Contribution.

3.5 The Member shall not be bound by, or be personally liable for, the expenses, liabilities, or obligations of the Company, except as otherwise provided in the Act.

ARTICLE IV

DISTRIBUTIONS

4.1 All Available Cash, including revenues or proceeds from a Capital Event or the dissolution of the Company, shall be distributed one hundred percent (100%) to the Member. Available Cash shall be distributed at the times determined by the Member.

ARTICLE V

MANAGEMENT

5.1 The business of the Company shall be managed by the Member. Subject to the right and authority of the Member to designate certain management responsibilities to the President, or other officers, all decisions concerning the management of the Company’s business shall be made by the Member.

5.2 Notwithstanding the delegation of certain management responsibilities to the President of the Company, as set forth herein, the President shall not take any of the following actions on behalf of the Company unless the Member has consented in writing to the taking of such action:

(a) Any act that would make it impossible to carry on the ordinary business of the Company;

(b) Any confession of a judgment against the Company;

(c) The dissolution of the Company;

(d) The disposition of all or a substantial part of the Company’s assets not in the ordinary course of business;

(e) The incurring of any debt not in the ordinary course of business;

(f) A change in the nature of the principal business of the Company;

(g) The incurring of any contractual obligation or the making of any capital expenditure of more than Ten Thousand Dollars ($10,000);

(h) The filing of a petition in bankruptcy or the entering into of an arrangement among creditors; and

(i) The entering into, on behalf of the Company, of any transaction constituting a “reorganization” within the meaning of California Corporations Code §17600.

Actions of the Member shall be taken at meetings or as otherwise provided herein. No regular meetings of the Member need be held.

Any action required or permitted to be taken by the Member under this Agreement may be taken without a meeting if the Member consents in writing to such action.

The President shall keep or cause to be kept with the books and records of the Company full and accurate minutes of all meetings, notices and waivers of notices of meetings, and all written consents to actions of the Member.

5.3 The Member shall not be entitled to compensation for rendered management services to the Company, but shall be entitled to reimbursement for all expenses reasonably incurred in the performance of management duties.

5.4 The Company shall have a President, who shall serve at the pleasure of the Member. The President shall be the chief executive officer of the Company and shall have general supervision of the business and affairs of the Company, and shall have such other powers and duties usually vested in a chief executive officer. The Member may elect additional officers of the Company, may alter the powers and duties of the President, and may establish the powers and duties of all other officers.

5.5 All assets of the Company, whether real or personal, shall be held in the name of the Company.

5.6 All funds of the Company shall be deposited in one or more accounts with one or more recognized financial institutions in the name of the Company, at such locations as shall be determined by the Member. Withdrawal from such accounts shall require only the signature of the Member or such other person or persons as the Member may designate (which may include the President or any other officers of the Company).

ARTICLE VI

ACCOUNTS AND ACCOUNTING

6.1 Complete books of account of the Company’s business, in which each Company transaction shall be fully and accurately entered, shall be kept at the Company’s principal executive office and at such other location as the Member shall determine from time to time.

6.2 Financial books and records of the Company shall be kept on such method of accounting as the Member shall determine. The fiscal year of the Company shall be January 1, through December 31, unless the Member determines otherwise.

6.3 At all times during the term of existence of the Company, and beyond that term if the Member deems it necessary, the Member shall keep or cause to be kept the books of account of the Company, together with:

(a) A current list of the full name and last known business or residence address of the Member, together with a schedule of Capital Contributions;

(b) A current list of the full name and business or residence address of any manager;

(c) A copy of the Articles of Organization-Conversion;

(d) Copies of the Company’s federal, state, and local income tax or information returns and reports, if any;

(e) An original executed copy or counterparts of this Agreement;

(f) Any financial statements of the Company; and

(g) All books and records of the Company as they relate to the Company’s internal affairs.

6.4 At the end of each fiscal year the books of the Company shall be closed and examined and statements reflecting the financial condition of the Company shall be prepared, and a report thereon shall be issued by the Company’s accountants, which accountants shall be selected by the Member. The Company’s books and records shall be audited if the Member deems advisable. Copies of the financial statements shall be given to the Member.

ARTICLE VII

MEMBERSHIP-MEETINGS,

VOTING, INDEMNITY

7.1 There shall be only one class of membership. The Member shall have the right and power to Vote on all matters with respect to which this Agreement or the Act which requires or permits Member action.

7.2 The Company may, but shall not be required, to issue certificates evidencing Membership Interests.

ARTICLE VIII

DISSOLUTION AND WINDING UP

8.1 The Company shall be dissolved upon the first to occur of the following events:

(a) The written agreement of the Member to dissolve the Company;

(b) The withdrawal from the Company of the Member;

(c) The sale or other disposition of substantially all of the Company’s assets; or

(d) Entry of a decree of judicial dissolution under California Corporations Code §17351.

8.2 On the dissolution of the Company, the Company shall engage in no further business other than that necessary to wind up the business and affairs of the Company. The Member shall wind up the affairs of the Company. The Member, in winding up the affairs of the Company, shall give Notice of the commencement of winding up by mail to all known creditors and claimants against the Company whose addresses appear in the records of the Company. After paying or adequately providing for the payment of all known debts of the Company (except debts owing to the Member), the remaining assets of the Company shall be distributed or applied in the following order:

(a) First, to pay the expenses of liquidation.

(b) Next, to the establishment of reasonable Reserves for contingent liabilities or obligations of the Company. Upon the Member’s determination that such Reserves are no longer necessary, said Reserves shall be distributed as provided in this Section.

(c) Next, to repay any outstanding loans to the Member. Such repayment shall first be credited to unpaid principal and the remainder shall be credited to accrued and unpaid interest.

(d) Next, to the Member.

8.3 The Member shall look solely to the assets of the Company for the return of the Member’s Capital Contribution, and if the Company property remaining after the payment or discharge of the debts and liabilities of the Company is insufficient to return the Capital Contribution of the Member, the Member shall have no recourse against any other Person for indemnification, contribution, or reimbursement.

ARTICLE IX

INDEMNIFICATION AND ARBITRATION

9.1 The Company shall have the power to indemnify any Person who was or is a party, or who is threatened to be made a party, to any Proceeding (as defined herein) by reason of the fact that such Person was or is a Member, manager, officer, employee, or Agent of the Company, against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred by such Person in connection with such Proceeding, if such Person acted in good faith and in a manner that such Person reasonably believed to be in the best interests of the Company, and, in the case of a criminal proceeding, such Person had no reasonable cause to believe that the Person’s conduct was unlawful. The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Person did not act in good faith and in a manner that such Person reasonably believed to be in the best interests of the Company, or that the Person had reasonable cause to believe that the Person’s conduct was unlawful.

To the extent that an Agent of the Company has been successful on the merits in defense of any Proceeding, or in defense of any claim, issue, or matter in any such Proceeding, the agent shall be indemnified against expenses actually and reasonably incurred in connection with the Proceeding. In all other cases, indemnification shall be provided by the Company only if authorized in the specific case by the Member.

“Agent,” as used in this Section, shall include a trustee or other fiduciary of a plan, trust, or other entity or arrangement described in California Corporations Code §207(f).

“Proceeding,” as used in this Section, means any threatened, pending, or completed action or proceeding, whether civil, criminal, administrative, or investigative.

Expenses of each Person indemnified under this Section actually and reasonably incurred in connection with the defense or settlement of a Proceeding may be paid by the Company in advance of the final disposition of such Proceeding, as authorized by the Member or, if there is no Member, upon receipt of an undertaking by such Person to repay such amount unless it shall ultimately be determined that such Person is entitled to be indemnified by the Company. “Expenses,” as used in this Section, includes, without limitation, attorney fees and expenses of establishing a right to indemnification, if any, under this Section.

9.2 Any action to enforce or interpret this Agreement, or to resolve disputes with respect to this Agreement as between the Company and the Member, shall be settled by arbitration in accordance with the rules of the American Arbitration Association. Arbitration shall be the exclusive dispute resolution process in the State of California. Any party may commence arbitration by sending a written demand for arbitration to the other parties. Such demand shall set forth the nature of the matter to be resolved by arbitration. The Member shall select the place of arbitration. The substantive law of the State of California shall be applied by the arbitrator to the resolution of the dispute. The parties shall share equally all costs of arbitration. The prevailing party shall be entitled to reimbursement of attorney fees, costs, and expenses incurred in connection with the arbitration. All decisions of the arbitrator shall be final, binding, and conclusive on all parties. Judgment may be entered upon any such decision in accordance with applicable law in any court having jurisdiction thereof.

ARTICLE X

GENERAL PROVISIONS

10.1 This Agreement constitutes the whole and entire agreement of the parties with respect to the subject matter of this Agreement, and it shall not be modified or amended in any respect except by a written instrument executed by all the parties.

10.2 This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.3 This Agreement shall be construed and enforced in accordance with the internal laws of the State of California. If any provision of this Agreement is determined by any court of competent jurisdiction or arbitrator to be invalid, illegal, or unenforceable to any extent, that provision shall, if possible, be construed as though more narrowly drawn, if a narrower construction would avoid such invalidity, illegality, or unenforceability or, if that is not possible, such provision shall, to the extent of such invalidity, illegality, or unenforceability, be severed, and the remaining provisions of this Agreement shall remain in effect.

10.4 This Agreement shall be binding on and inure to the benefit of the parties and their heirs, personal representatives, and permitted successors and assigns. The Initial Member may Transfer all or any part of its Membership Interest to any other Person, provided that such Person signs a copy of this Agreement and agrees to be bound by all terms and conditions thereof.

10.5 Whenever used in this Agreement, the singular shall include the plural and the plural shall include the singular, and the neuter gender shall include the male and female as well as a trust, firm, company, or corporation, all as the context and meaning of this Agreement may require.

10.6 The parties to this Agreement shall promptly execute and deliver any and all additional documents, instruments, notices, and other assurances, and shall do any and all other acts and things, reasonably necessary in connection with the performance of their respective obligations under this Agreement and to carry out the intent of the parties.

10.7 Except as provided in this Agreement, no provision of this Agreement shall be construed to limit in any manner the Member in the carrying on of its own businesses or activities.

10.8 The Article, Section, and Paragraph titles and headings contained in this Agreement are inserted as matter of convenience and for ease of reference only and shall be disregarded for all other purposes, including the construction or enforcement of this Agreement or any of its provisions.

10.9 This Agreement may not be amended or modified, except, by a writing signed by the parties.

10.10 This Agreement is made solely for the benefit of the parties to this Agreement and their respective permitted successors and assigns, and no other Person shall have or acquire any right by virtue of this Agreement.

(signature page follows)

IN WITNESS WHEREOF, the parties have executed this Agreement on the date set forth opposite their signatures, to be effective on the Effective Date.

COMPANY

ADESA California, LLC

	By:	ADESA Corporation, its Member

Date: January 5th, 2004	By:	/s/ Karen C. Turner
Karen C. Turner, Secretary

MEMBER

ADESA CORPORATION, an Indiana Corporation

Date: January 5th, 2004	By:	/s/ Karen C. Turner
Karen C. Turner, Secretary

Exhibit A

To Operating Agreement

Name and Address of Member and Capital Contribution Due to Conversion.

(As of January 1, 2004)

Member	Current Number of Contributed Units	Percentage Interest
ADESA Corporation 310 E. 96th Street, Ste. 400, Indianapolis, Indiana, 46240	100	100%

Name and Address of Member and Capital Contribution Due to Conversion.

(As of March 31, 2004)

Member	Current Number of Contributed Units	Percentage Interest
ADESA Corporation 13085 Hamilton Crossing Boulevard, Carmel, IN 46032	100	100%

1st AMENDMENT TO THE

OPERATING AGREEMENT

FOR

ADESA CALIFORNIA, LLC

THIS 1ST AMENDMENT TO THE OPERATING AGREEMENT (the “Amendment”) made as of the 1st day of March 2004 by and between ADESA California, LLC (the “Company”), and ADESA Corporation (the “Member”);

WITNESSETH:

WHEREAS, the Company and the Member entered into a certain Operating Agreement dated as of January 1, 2004 (the “Agreement”); and

WHEREAS, pursuant to Article X Section 1 of the Agreement, the Member and the Company may amend the Agreement from time to time by written instrument reflecting such amendment; and

WHEREAS, the Member and the Company hereby desire to amend Article IV of the Agreement in its entirety.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties agree as follows:

1.	Article IV of the Agreement shall be amended in its entirety to be and read as follows:

“ARTICLE IV

GOVERNANCE OF THE COMPANY

Section 4.1. Management by the Manager. The management of the business and affairs of the Company is vested in the managers. The managers shall be least one but not more than eleven in number unless changed by amendment.

Section 4.2. Action by the Company. The Company shall act only by or under the authority of the member or the manager.

Section 4.3. Delegation of Certain Management Authority. The managers may delegate to one or more officers of the Company or one or more employees of the Company any management responsibility or authority. The managers may create such offices, appoint such officers and delegate thereto such responsibility or authority as it determines to be appropriate.”

2.	Except as specifically amended by Paragraph 1 hereof, the Agreement shall remain in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed this Amendment to the Operating Agreement, each by its duly authorized officer as of the day and year first above written.

COMPANY		MEMBER

ADESA California, LLC		ADESA CORPORATION

By:	/s/ Scott A. Anderson	By:	/s/ Michelle Mallon
	Scott A. Anderson, Assistant Treasurer		Michelle Mallon, Assistant Secretary

2nd AMENDMENT TO THE

OPERATING AGREEMENT

FOR

ADESA CALIFORNIA, LLC

THIS 2ND AMENDMENT TO THE OPERATING AGREEMENT (the “Amendment”) made as of the 13th day of June, 2007 by and between ADESA California, LLC (the “Company”), and ADESA, Inc. (the “Member”);

WITNESSETH:

WHEREAS, the Company and the Member entered into a certain Operating Agreement dated as of January 1, 2004 and a 1st Amendment to the Operating Agreement dated as of March 1, 2004 (the “Agreement”); and

WHEREAS, pursuant to Article X Section 1 of the Agreement, the Member and the Company may amend the Agreement from time to time by written instrument reflecting such amendment; and

WHEREAS, the Member and the Company hereby desire to amend the Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties agree as follows:

1.	Section 2.8 of Article II of the Agreement is hereby deleted in its entirety.

2.	Section 5.1 of Article V of the Agreement is hereby deleted in its entirety and replaced with the following:

“5.1 The business of the Company shall be managed by the Managers. The Managers shall be at least one but not more than eleven in number unless changed by amendment. Subject to the right and authority of the Member to designate certain management responsibilities to the President, or other officers, all decisions concerning the management of the Company’s business shall be made by the Managers.”

3.	Section 7.2 of Article VII of the Agreement is hereby deleted in its entirety, and replaced with the following:

“7.2. Certificate of Membership Interest.

(a) Recognition of Member. The Company is entitled to recognize a person registered on its books as the owner of the specified percentage of membership interest of the Company as having the exclusive right to receive distributions and to vote notwithstanding any other person’s equitable or other claim to, or interest in, such membership interest.

(b) Transfer of Membership Interests. Membership interests are transferable only on the books of the Company, subject to any transfer restrictions imposed by the Articles of Organization, this Agreement, or an agreement among Members and the Company. Membership interests may be so transferred upon presentation of the certificate representing the membership interests, endorsed by the appropriate person or persons, and accompanied by (i) reasonable assurance that those endorsements are genuine and effective, and (ii) a request to register the transfer.

(c) Certificates. Each Member is entitled to a certificate signed (manually or in facsimile) by the Managers setting forth (i) the name of the Company and that it was organized under California law, (ii) the name of the person to whom issued, and (iii) the percentage of membership interest represented. The Managers shall prescribe the form of the certificate.

(d) Lost or Destroyed Certificates. A new certificate may be issued to replace a lost or destroyed certificate. Unless waived by the Managers, the Member in whose name the certificate was issued shall make an affidavit or affirmation of the fact that his or its certificate is lost or destroyed, shall advertise the loss or destruction in such manner as the Managers may require, and shall give the Company a bond of indemnity in the amount and form which the Managers may prescribe.”

4.	Section 7.3 shall be added to Article VII and shall read as follows:

“7.3. Membership Interests Shall Be Securities. The Company hereby irrevocably elects that all membership interests in the Company shall be securities governed by Article 8 of the Uniform Commercial Code as in effect in the state of its jurisdiction of formation. Each certificate evidencing the membership interests of the Company shall bear the following legend: “This certificate evidences an interest in ADESA California, LLC and shall be a security for purposes of Article 8 of the Uniform Commercial Code as in effect in the state of its jurisdiction of formation.” This provision shall not be amended, and any purported amendment to this provision, shall not take effect until all outstanding certificates have been surrendered for cancellation.”

5.	Article IV is hereby deleted in its entirety and replaced with the following:

“ARTICLE IV

DISTRIBUTIONS

4.1 All Available Cash, including revenues or proceeds from a Capital Event or the dissolution of the Company, shall be distributed one hundred percent (100%) to the Member. Available Cash shall be distributed at the times determined by the Member.”

6.	Except as hereby amended, the Agreement is hereby ratified and confirmed in all other respects and shall remain in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed this 2nd Amendment to the Operating Agreement, each by its duly authorized officer as of the day and year first above written.

COMPANY		MEMBER

ADESA CALIFORNIA, LLC		ADESA, INC.

By:	/s/ Paul J. Lips	By:	/s/ James P. Hallett
	Paul J. Lips, Manager		James P. Hallett, President & CEO